UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 3, 2013

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

School Specialty, Inc. (the “Company”) and certain of its wholly-owned subsidiaries (collectively with the Company, the “Debtors”) executed amendments to the following agreements:

 (A)

the Senior Secured Super Priority Debtor-in-Possession Credit Agreement (the “Ad Hoc DIP Agreement”) by and among the Company, certain of its subsidiaries, U.S. Bank National Association, as Administrative Agent and Collateral Agent and the lenders party to the Ad Hoc Amendment (the “Ad Hoc Amendment”); and

 (B)

the Debtor-in-Possession Credit Agreement by and among Wells Fargo Capital Finance, LLC (as Administrative Agent, Co-Collateral Agent, Co-Lead Arranger and Joint Book Runner) and GE Capital Markets, Inc. (as Co-Collateral Agent, Co-Lead Arranger and Joint Book Runner and Syndication Agent), General Electric Capital Corporation (as Syndication Agent), and the lenders that are party to the Asset-Based Credit Agreement  and the Company and certain of its subsidiaries (the “ABL Amendment”).

The Ad Hoc Amendment, executed on May 3, 2013, among other things, (1) sets a new schedule of milestones; (2) modifies the deadline for a Ad Hoc DIP Agreement covenant related to certain third party agreements to no later than May 31, 2013, and (3) allows the lenders under the Ad Hoc DIP Agreement to accept repayment consideration in the form of capital stock of the reorganized Company in addition to cash.

The ABL Amendment, executed on May 6, 2013, among other things, (1) sets a new schedule of milestones, and (2) limits the revolving loan amounts to $55,000,000 until the Administrative Agent has received exit financing commitment letters.

The foregoing descriptions of the Ad Hoc Amendment, the ABL Amendment and the other agreements described herein do not purport to be complete and are qualified in their entirety by the full text of such agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL SPECIALTY, INC.

Dated:  May 9, 2013

By:  /s/ David Vander Ploeg

David Vander Ploeg

Chief Financial Officer

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